Exhibit 10.1

November 19, 2024

Thomas H. Werner
Wolfspeed, Inc.
4600 Silicon Drive
Durham, NC 27703

Dear Tom:

Wolfspeed, Inc. (the “Company”) is pleased to extend an offer of employment to you on the following terms and conditions (referred to as the “Offer Letter”):

1.Position. We are pleased to offer you the position of Executive Chairman of the Company. In your capacity as an executive of the Company, you will report to the Board of Directors of the Company (the “Board”) and will carry out and perform the lawful orders, directions, and policies given to you by the Board. You will devote as much time and attention as is reasonably required to fulfill your responsibilities hereunder and will use good faith efforts to discharge your responsibilities under this Offer Letter to the best of your ability. You will continue to serve as a member of the Board and the Chairman of the Board, and your membership on the Board and your role as its Chair are subject to applicable provisions in the Company’s governance documents and policies, including shareholder approval (when applicable). For the avoidance of doubt, other than the consideration set forth in Section 3 herein, you will receive no additional consideration for your service on the Board during the term of your employment as Executive Chairman under this Offer Letter.
2.Start Date. If you accept this offer, your employment with the Company will begin on November 18, 2024 (your “Start Date”). No provision of this document will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Any and all employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason. No person with the Company has the authority to create any oral agreement modifying the terms of the at-will employment relationship or to make any express or implied promises regarding employment on which you should rely. Any changes to the at-will employment relationship must be in writing from the Board.
3.Compensation and Benefits.
a.Base Salary. The initial base pay will be at a rate of USD $150,000 per month, paid in installments in accordance with the Company’s regular payroll schedule.
b.Equity Award. In consideration of your accepting this employment, the Company will grant you Restricted Stock Units (“RSUs”) under the Company’s 2023 Long-Term Incentive Compensation Plan (the “Plan”) on the last business day of each month during the term of your employment as Executive Chairman under this offer letter, which monthly RSU grants will each equal $225,000 in value for each month of service (or a pro-rated portion thereof for each partial month of service) as Executive Chairman, calculated using the Company’s standard 30-trading day average of the closing stock price, up to and including the grant date. Each RSU grant will vest on the one (1) year anniversary of the grant date provided you remain in continuous service with the Company through each applicable vesting date, including continuing service as a director following conclusion of your service as Executive Chairman. This grant will be subject to the terms of the 2023 Plan and related grant agreement, which you will be required to execute. The RSU Award grants will commence with the grant on December 31, 2024, which will include a grant for your service as Executive Chairman during part of November and all of December 2024.
c.Benefits. Currently, the Company benefits include but are not limited to a health and welfare plan, vision plan, dental plan, life and disability and a 401(k) plan. You will be able to participate in the plans to receive the benefits for which you are eligible, upon commencement of your employment, commensurate with your position. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.
d.Business Expenses. Additionally, the Company shall pay or reimburse you for all business and travel expenses reasonably and necessarily incurred by you in the performance of your duties, consistent with the Company’s expense reimbursement policy, as in effect from time to time.
4.Outside Service on Board. You may, subject to applicable policies and procedures applicable to Board members from time to time including any applicable governance documents or policies, (i) serve on corporate, civic or charitable boards or committees, (ii) manage personal investments, and (iii) with the prior approval of the Board, serve as an employee for other companies where you are currently an employee, so long as these activities, whether individually or in the aggregate, do not interfere or conflict with your performance of your responsibilities under this Offer Letter and do not violate the Confidentiality Agreement.
5.Confidentiality and Other Obligations. In consideration of your employment, you will be required to agree to and comply with customary restrictive covenants, including your agreement to not to use or disclose any confidential information for the benefit of anyone other than the Company. Should you accept this offer of employment, your employment will be contingent upon you signing the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (the “Confidentiality Agreement”) a copy of which is attached as Exhibit A. You acknowledge that your obligations regarding maintaining the confidentiality of the Company information, including but not limited to those outlined in the Confidentiality Agreement, survive the termination of your employment.
6.Successors. This Offer Letter is personal to you and will not be assignable by you otherwise than by will or the laws of descent and distribution. This Offer Letter will inure to the benefit of, and be enforceable by, your legal representatives. This Offer Letter will inure to the benefit of and be binding upon the Company and its successors and assigns.

7.Governing Law. This Offer Letter shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for applicable federal law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.
8.Withholding. The Company will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
9.Before Starting. Any potential employment with the Company is contingent upon your eligibility to work in the United States. On the first day of employment, you must complete an I-9 form and provide the Company with any of the accepted forms of identification specified on the I-9 form.
10.Section 409A. The intent of the parties is that payments and benefits provided pursuant to this offer be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this offer will be interpreted to be in compliance therewith.
11.Complete Agreement. This Offer Letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.
12.Miscellaneous. This Offer Letter may be executed in any number of counterparts, each of which will constitute an original and all of which together will constitute one agreement. Original signatures transmitted and received via facsimile or other electronic transmission are true and valid signatures for all purposes under this Offer Letter and will bind the parties to the same extent as that of an original signature.

* * * *

Please sign below to confirm your acceptance of the terms of this Offer Letter.

Sincerely,

WOLFSPEED, INC.

By: /s/Glenda M. Dorchak

Name: Glenda M. Dorchak
Title: Chair, Compensation Committee, Board of Directors

Agreed and Accepted:

By: /s/Thomas H. Werner
Thomas H. Werner

Date: November 19, 2024